UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2004

CARDIAC SCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19567	33-0465681
(Commission File No.)	(I.R.S. Employer Identification No.)

1900 Main Street, Suite 700 Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(949) 797-3800

ITEM 5. Other Events and Regulation FD Disclosure.

During the week of May 24, 2004, the Company initiated a limited voluntary recall of 5,530 units of its older model 9200RD and model 9210RD Powerheart® AEDs in order to replace a potentially faulty capacitor component. The decision to replace the suspect capacitors was made by the Company following a detailed analysis performed as part of the corrective and preventive actions implemented by the Company in response to a Warning Letter issued by the United States Food and Drug Administration (the “FDA”) on March 29, 2004. The Company has received written notification from the FDA that its voluntary recall plan has been accepted.

To date, approximately 650 AEDs containing faulty capacitors have been identified in the field as having failed the device’s monthly full-energy self-test which automatically tests all the device’s critical components. Self-test failures are brought to the attention of owners by the device’s visual and audible RescueReady® indicator. The Company believes that only a small number of devices may contain faulty capacitors, however, as a precaution, it will recall the remaining 5,530 units and replace the capacitors as necessary. No adverse effects or patient injuries have occurred as a result of the suspect capacitors.

The suspect capacitors are limited to the Company’s model 9200RD/9210RD line of products. The Company’s new G3 line of AEDs, which was introduced in August of 2003 and accounts for 95 percent of Cardiac Science AEDs currently sold, is not affected.

On May 4, 2004, the Company initiated a limited, voluntary recall of 4,730 AED batteries due to an error made by the Company’s battery supplier whereby an incorrect fuse was used in the manufacture of a certain lot of batteries. As of May 28, 2004, the recall has been substantially completed and customers have received replacement batteries.

The Company estimates the cost of these voluntary recall actions could range from $1 to $1.5 million, however, the Company is in discussions with its suppliers regarding the reimbursement of all costs resulting from faulty components and battery manufacturing errors, and believes that the actual costs incurred by the Company will be significantly less and not material.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are subject to substantial risks and uncertainties, including, without limitation, the uncertainty regarding the total costs of the recall or whether some or all of the Company’s recall costs will be reimbursed by its suppliers, and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE, INC.

Date: June 1, 2004	By:	/s/ Raymond W. Cohen
Raymond W. Cohen,
Chairman and Chief Executive Officer

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